Statement re Computation of Ratio of Earnings to Fixed Charges        Exhibit 12
Quaker State Corporation and Subsidiaries
(in thousands)


                                        March 31,                  Year ended December 31,
                                          1997      1996      1995     1994      1993      1992
                                        =========================================================
Interest expense                          6,331    12,838     7,301     5,159     5,765     4,794
Interest factor of rental expense (1)     2,324     9,120     8,311     6,973     6,908     6,705
                                        ---------------------------------------------------------
Total fixed charges                     $ 8,655   $21,958   $15,612   $12,132   $12,673   $11,499
                                        =========================================================

Income from continuing operations
 before income taxes                    $11,565   $24,223   $ 4,050   $15,668   $ 9,525   $   901
Fixed charges                             8,655    21,958    15,612    12,132    12,673    11,499
                                        ---------------------------------------------------------
Total earnings                          $20,220   $46,181   $19,662   $27,800   $22,198   $12,400
                                        =========================================================
Ratio of earnings to fixed charges          2.3       2.1       1.3       2.3       1.8       1.1
                                        =========================================================

(1) Interest factor of rental expense computed based on; (a) average interest factor from a sample of leases for operations representing in excess of 50% of rentals from continuing operations, and (b) one-third factor of rentals for other operations.